Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the S&P 500® Index due October 2, 2028

Term Sheet to Preliminary Pricing Supplement No. ELN 3011 dated September 4, 2024

Summary of Terms	Hypothetical Payout Profile***

Issuer:	Bank of Montreal

*** assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending level is less than the starting level, you will not receive any positive return on the notes at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the notes is $946.00 per note. The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $900.00 per note. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/927971/000121465924015922/o8292411fwp.htm

Market Measure:	S&P 500® Index (the “Index”)
Pricing Date*:	September 27, 2024
Issue Date*:	October 2, 2024
Principal Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per note):

•    if the ending level is greater than the starting level:

$1,000 plus the lesser of: (i) $1,000 x index return x

upside participation rate; and (ii) the maximum return;

or

•    if the ending level is less than or equal to the starting

level: $1,000

•
Stated Maturity Date*:	October 2, 2028
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	At least 26.40% of the principal amount per note, to be determined on the pricing date
Upside Participation Rate:	100%
Index Return:	(ending level - starting level) / starting level
Calculation Day*:	September 27, 2028
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.75% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	06376BL55
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Notes

•      You May Not Receive Any Positive Return On Your Investment In The Notes.

•      No Periodic Interest Will Be Paid On The Notes.

•      Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.

•      The Notes Are Subject To Credit Risk.

•      The Notes Are Considered To Be Issued With Original Issue Discount And Investors May Have Taxable Income Prior To The Receipt Of The Related Cash.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•      The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•      The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•      The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

•      The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•      The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

Risks Relating To The Index

•      The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To A Variety Of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

•      The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To Conflicts Of Interest

•      Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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